Exhibit 99.2

WEINGARTEN REALTY INVESTORS PROVIDES

UPDATES ON LIQUIDITY INITIATIVES

Houston, TX, April 16, 2009—Weingarten Realty Investors (NYSE:WRI) one of the largest real estate investment trusts listed on the New York Stock Exchange, today provided additional information on the Company’s de-leveraging initiatives, quarterly dividends and its 2009 guidance.

Capital Markets

In conjunction with the closing of the final four properties into the Hines joint venture, the Company completed loan assumptions on each of the properties, transferring the secured debt totaling approximately $34.6 million to the joint venture during the first quarter. A five year secured loan totaling approximately $10 million was also completed on a retail property in Lubbock, Texas during the quarter.

Additionally, the Company has locked the interest rate on a $103 million secured debt commitment from a major life insurance company. The loan will be for approximately 8.5 years and will be secured by four properties at an interest rate of 7.49%. Furthermore, the company is currently negotiating additional secured debt with various lenders for approximately $325 million of new liquidity.

Steve Richter, Executive Vice President and Chief Financial Officer, said “In addition, we are commencing preliminary discussions with our bank group to extend our $575 million revolving line of credit, which currently has $242 million available to be drawn.”

Subsequent to quarter end, the Company announced it has repurchased a total of $25 million of its 3.95% convertible notes due in 2026 for $19.7 million, including accrued interest.

The Company provides no assurance that it will be successful in closing the financing or facilities for which it has obtained a commitment.

Disposition and Gain Activities

During the first quarter, the Company completed $48.4 million in aggregate of dispositions at an average cap rate of 7.4%. Subsequent to quarter end an additional asset closed for $15 million.

The Company currently has assets in its operating portfolio that are under contract for sale for an aggregate sales price of approximately $32 million, as well as approximately $72 million that are currently under non-binding letters of intent scheduled for completion in 2009, subject to certain conditions. Additionally, the Company has $300 million of properties already in the market with brokers and anticipates taking an additional $290 million to market within the next month.

Johnny Hendrix, Executive Vice President and Asset Management said, “We are making good headway in our desire to achieve our full year dispositions goal, however, we provide no assurance that we will be successful in closing these transactions.”

Preliminary Leasing Results

Overall occupancy for the operating portfolio was 91.5% at March 31, 2009. Occupancy for the retail properties was 91.7% while industrial occupancy was 90.9%. The Company completed 239 new leases and renewals, totaling 1.3 million square feet. The average rental rate for leases that commenced in the first quarter increased 9.2% on a same space GAAP basis.

Dividend

The Company paid a dividend of $0.525 per share in the first quarter of 2009. Subject to the completion of the previously announced common share offering, management will recommend to the Board of Trust Managers a quarterly dividend of $0.25 per share be paid in cash.

Drew Alexander, President and Chief Executive Officer, stated “While Weingarten is committed to continually increasing shareholder value we feel that in these uncertain economic times the best value we can provide our shareholder’s is by preserving liquidity. This dividend strategy will allow Weingarten to retain approximately $73 million of cash on our balance sheet for the balance of 2009.”

Continuous Equity Program

Subject to the completion of the common share offering, Management has made the decision to discontinue the ATM Equity Offering Agreement that was entered into on March 12, 2009. To date, no shares have been issued under this program.

2009 Update

The Company is affirming estimates for its Funds from Operations (“FFO”), before considering the effect of the proposed offering of 25,500,000 shares of common stock, will be between $2.30 and $2.60 per diluted common share for the full year 2009.

The Company’s FFO estimates for 2009 include additional interest expense (non-cash) related to the adoption of FASB Staff Position No. APB 14-1.

In addition, the Company is 83% funded on projects currently under development with only $78 million left to complete all properties. The Company currently has 25 properties under development representing $466 million in total investment upon completion at Weingarten’s share. Weingarten has invested $388 million, as of March 31, 2009.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a commercial real estate owner, manager and developer. At March 31, 2009, the company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 382 developed income-producing properties and 25 properties under various stages of construction and development. The total number of properties includes 323 neighborhood and community shopping centers located in 22 states spanning the country from coast to coast. The company also owns 81 industrial projects located in California, Florida, Georgia, Tennessee, Texas and Virginia and three other operating properties located in Arizona and Texas. At March 31, 2009, the company’s portfolio of properties was approximately 72.5 million square feet.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements relate to the Company’s intentions, beliefs, expectations or projections of the future. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to: (i) general economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing on favorable terms, (iv) changes in governmental laws and regulations, (v) the level and volatility of interest rates, (vi) the availability of suitable acquisition opportunities, (vii) changes in expected development activity, (viii) increases in operating costs, (ix) tax matters, including failure to qualify as a real estate investment trust, (x) investments through real estate joint ventures and partnerships involve risks not present in investments in which we are the sole investor and (xi) changes in merchant development activity. Accordingly, there is no assurance that our expectations will be realized.

Weingarten refers you to the documents it files from time to time with the Securities and Exchange Commission, specifically the section titled “Risk Factors” in Weingarten’s Annual Report on Form 10-K for the year ended December 31, 2008, which discusses these and other factors that could adversely affect Weingarten’s results.